Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

September 28, 2010

B:8.75"
L:8.5"
S:8"



EXPRESS YOUR VIEW ON THE YIELD CURVE.
(AND YOU DON'T NEED TO BE VAN GOGH.)

STEEP OR FLAT? iPATH® ETNs MAKE IT EASIER TO IMPLEMENT FIXED INCOME STRATEGIES.

We have a diverse range of Exchange Traded Notes (ETNs) that can offer you easy and convenient exposure to US Treasury futures. Starting with the iPath Steepener and Flattener ETNs—the first ETNs that allow you to express your views on the shape of the yield curve in a single trade. Tailor your fixed income strategies further by adding offerings from the rest of the suite. To learn more, visit iPathETN.com

STPP iPath® US Treasury Steepener ETN	**DTUL** iPath® US Treasury 2-year Bull ETN	**DTYL** iPath® US Treasury 10-year Bull ETN	**DLBL** iPath® US Treasury Long Bond Bull ETN
FLAT iPath® US Treasury Flattener ETN	**DTUS** iPath® US Treasury 2-year Bear ETN	**DTYS** iPath® US Treasury 10-year Bear ETN	**DLBS** iPath® US Treasury Long Bond Bear ETN

iPath®
Exchange Traded Notes

Commodities › Currencies › Emerging Markets › Strategies › Fixed Income

www.iPathETN.com

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk Factors" in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs.

iPath ETNs (the "Securities") are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection.

The Securities are speculative and may exhibit high volatility.

"Barclays Capital US Treasury 2Y/10Y Yield Curve Index™", "Barclays Capital 2Y US Treasury Futures Targeted Exposure Index™", "Barclays Capital 10Y US Treasury Futures Targeted Exposure Index™" and "Barclays Capital Long Bond US Treasury Futures Targeted Exposure Index™" are trademarks of Barclays Bank PLC.

©2010 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. IP-0276-0910

NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE

BARCLAYS

S:10.5"
L:11"
B:11.25"

approval signoff: PF ____ CD ____ TM ____ AD ____ PR ____ AB ____ CW ____ AE ____ QC ____

job name: Q3 2010 iPath Fixed Income
media type: Magazine
media unit: Page
b/w or color: 4/C

file name: ISHN1231_B.indd
studio artist: Studio MacPro [Eric Salk]
date: 9-10-2010 10:01 AM
rounds: 3 collects: 0

client: iShares
job #: ISHN-ISIP-ISHN1231-B

link names: iPath_Picasso_Artwork_Hero.tif (CMYK; 343 ppi; 87.26%), ip_tag_2c_bk_rev_cmyk_r.eps (71.32%), IBM_Barclays_InterimBadge_100C.ai (70.9%)

McCANN Worldgroup

inks: CMYK
fonts: Helvetica (Regular), Expert Sans (Black, Extra Bold, Bold, Regular)
notes: ETFR

size: B
live: 8" x 10.5"
trim: 8.5" x 11"
bleed: 8.75" x 11.25"
gutter: None
laser output at: 100%